Exhibit 99

CONTACT:

Rosanne Palacios

Vice President of Marketing

International Bancshares Corporation

(956) 726-6636

Elizabeth Marshall or

Brian Dwyer

KGB Texas, Inc.

(210) 826-8899

FOR IMMEDIATE RELEASE:

International Bancshares Corporation expands Stock Repurchase Program

Laredo, Texas—(BUSINESS WIRE)—June 5, 2002—International Bancshares Corporation (NASDAQ:IBOC) announced that its board of directors expanded its stock repurchase program.  The Company is now authorized to repurchase up to $105 million of its common stock through December 2002, compared to the prior authorization of $80 million through December 2002.  Common stock repurchases may be made from time to time, on the open market or through private transactions.  Common stock repurchased in this program will be held in treasury for reissue for various corporate purposes, including employee stock option plans.  As of May 31, 2002, a total of 1,863,907 shares of common stock had been repurchased under this program at a total cost of approximately $76 million, which shares are now reflected as 2,240,943 shares of treasury stock as adjusted for stock dividends.  The Company currently has invested approximately $97 million in treasury shares, which amount has been accumulated since the inception of the Company.

IBC is a $6.1 billion multi-bank financial holding company headquartered in Laredo, Texas, with over 95 facilities and over 200 ATMs serving over 35 communities including Houston, San Antonio, Corpus Christi, McAllen, Brownsville, Port Lavaca, Zapata, Eagle Pass and several others in the central, southern and Gulf Coast regions of Texas.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward looking information with respect to plans, projections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties detailed in IBC’s filings with the Securities and Exchange Commission.

Copies of IBC’s SEC filings and Annual Report (as an exhibit to the 10-K) may be downloaded from the SEC filings site located at http://www.sec.gov/edgar.shtml.

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